SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SYNACOR, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SYNACOR, INC.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

April 11, 2014

Dear Stockholder:

I am pleased to invite you to attend Synacor, Inc.’s 2014 Annual Meeting of Stockholders, to be held on May 22, 2014 at The Embassy Suites Hotel, 200 Delaware Avenue, Buffalo, New York 14202. The meeting will begin promptly at 11:00 a.m., local time. If you wish to attend the meeting to vote in person and need directions, please contact Synacor Investor Relations at (716) 362-3309 or ir@synacor.com.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials, as well as our Annual Report on Form 10-K for fiscal 2013, carefully.

This year we continue to take advantage of a U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. We believe that this delivery process will reduce our environmental impact and over time lower the costs of printing and distributing our proxy materials. We believe that we can achieve these benefits with no impact on our stockholders’ timely access to this important information.

Your vote is important. Whether or not you expect to attend, please vote via telephone or the Internet according to the instructions in the Proxy Statement or the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”) or request a proxy card from us by email at ir@synacor.com and date, sign, and return your proxy card in the envelope provided, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

/s/ Ronald N. Frankel
RONALD N. FRANKEL President and Chief Executive Officer

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

T 716.853.1362 F 716.332.0081

http://www.synacor.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote by telephone or Internet as set forth in the Notice, or request a proxy card from us by email at ir@synacor.com and date and sign the proxy card and return it at your earliest convenience in the postage-prepaid return envelope provided so that your shares may be voted.

SYNACOR, INC.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Synacor, Inc., a Delaware corporation (the “Company”). The meeting will be held on May 22, 2014 at 11:00 a.m. local time at The Embassy Suites Hotel, 200 Delaware Avenue, Buffalo, New York 14202 for the following purposes:

1. To elect the two (2) members of the Board of Directors identified in the accompanying proxy statement to serve until the 2017 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified.

2. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

3. To transact any other business properly brought before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2014 Annual Meeting is April 1, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ William J. Stuart
WILLIAM J. STUART Chief Financial Officer and Corporate Secretary

Buffalo, New York

April 11, 2014

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please vote over the telephone or the Internet as instructed in these materials, or request a proxy card from the Company by email at ir@synacor.com and complete, date, sign and return the proxy card in the envelope provided, in each case as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) will be provided to you if you email a request for a proxy card to the Company at ir@synacor.com. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2014.

The Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/871561.

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SYNACOR, INC.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

PROXY STATEMENT

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 22, 2014 at 11:00 a.m., local time

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We are making these proxy materials available because the Board of Directors (the “Board of Directors” or the “Board”) of Synacor, Inc. (sometimes referred to as “we,” the “Company” or “Synacor”) is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may follow the instructions below to submit your proxy by telephone or on the Internet or request a proxy card from us by email at ir@synacor.com, and complete, sign and return the proxy card in the envelope provided.

The Company intends to commence mailing to all stockholders of record entitled to vote at the Annual Meeting either the Notice of Internet Availability of Proxy Materials (the “Notice”) or a full set paper copy of this Proxy Statement together with our Annual Report on Form 10-K on or about April 11, 2014. Additionally, the Company intends to post our Annual Report on Form 10-K, this Proxy Statement and accompanying proxy card on the Internet at http://investor.synacor.com and https://materials.proxyvote.com/871561 on or about April 11, 2014.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set paper copy of this Proxy Statement and Fiscal Year 2013 Annual Report on Form 10-K?

This year we continue to take advantage of a Securities and Exchange Commission (“SEC”) rule that allows companies to furnish their proxy materials over the Internet rather than in paper form. This rule allows a company to send its stockholders a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a paper copy of proxy materials may be found in the Notice. If you would prefer to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, please follow the instructions contained in the Notice.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided on your proxy card or voting instruction card.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 1, 2014 will be entitled to vote at the Annual Meeting. On the record date, there were 27,468,539 shares of Company common stock (“Common Stock”) outstanding. All holders of these outstanding shares are entitled to one vote for each share of Common Stock held by them as of April 1, 2014 at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on April 1, 2014 your shares were registered directly in your name with Synacor’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record with respect to those shares. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy via telephone or the Internet as instructed on your proxy card or the Notice or to request a proxy card from us by email at ir@synacor.com and fill out and return the proxy card in the envelope provided to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 1, 2014 your shares were held in an account at a broker, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. Please refer to the voting instructions provided by your bank or broker. Many organizations enable beneficial owners to give voting instructions via telephone or the Internet as well as in writing. You are also invited to attend the Annual Meeting, but you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy (sometimes referred to as a “legal proxy”) from your broker, bank or other custodian.

What am I voting on?

There are two matters scheduled for a vote:

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Proposal No. 1: Election of the two (2) members of the Board of Directors identified in Proposal No. 1 to serve as Class III directors until the Company’s 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy “For” the election of any persons in addition to the two named nominees. For Proposal 2, you may vote “For” or “Against” the proposal or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy using a proxy card, vote by proxy on the Internet or by telephone as set forth in the Notice, or vote in person at the Annual Meeting. Regardless of whether you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

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To vote using the proxy card, request a proxy card from us by email at ir@synacor.com, and complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet, please follow the instructions provided on your proxy card or the Notice.

•	To vote by telephone, please follow the instructions provided on your proxy card or the Notice.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

See “Who can vote at the Annual Meeting?—Beneficial Owner: Shares Registered in the Name of a Broker or Bank” for voting instructions if you beneficially own shares held in street name.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the close of business on April 1, 2014.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of each of the two nominees for director, and “For” ratification of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

Synacor will pay for the entire cost of soliciting proxies. In addition to Synacor mailing these proxy materials and the Notice, Synacor’s directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Synacor may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials (including multiple copies of this Proxy Statement and multiple proxy cards or multiple Notices), your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting.

If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may vote again on a later date via the Internet or by telephone as set forth on the Notice.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at Synacor, Inc., 40 La Riviere Drive, Suite 300, Buffalo, New York 14202.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares held in street name, you may change your vote in any one of the following ways:

•	You may submit new voting instructions to your broker, trustee or nominee.

•	If you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting. With respect to Proposal 1, the inspector of elections will count “For” votes. Abstentions and broker non-votes will not affect the outcome of Proposal 1.

With respect to Proposal 2, the inspector of elections will count separately “For”, “Against” and “Abstain” votes and broker non-votes. For purposes of Proposal 2, “Abstain” votes will be counted towards the vote total for such proposal, and will have the same effect as “Against” votes. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results on Proposal 2.

See “How many votes are needed to approve each proposal?” for further details regarding the votes needed to approve each proposal.

What is a “broker non-vote”?

If your shares are held by your broker, bank or other similar organization as your nominee (that is, in “street name”), you will need to follow the voting instructions provided by that organization on how to vote your shares. If you do not provide voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker, bank, or other organization is not permitted to vote on that matter, including the election of directors, without instructions from the beneficial owner and instructions are not given.

In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, while broker non-votes will be counted as present for the purpose of determining the presence of a quorum at the meeting, broker non-votes will not affect the outcome of any matter being voted on at the meeting.

How many votes are needed to approve each proposal?

Proposal No. 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Stockholders may not cumulate votes in the election of directors. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal No. 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

What are the Board’s voting recommendations?

•	Proposal No. 1: “For” each of the nominees to the Board of Directors.

•	Proposal No. 2: “For” ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 27,468,539 shares of Common Stock outstanding and entitled to vote. Thus 13,734,270 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a valid proxy vote or vote at the meeting. Under the General Corporation Law of the State of Delaware, abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2015 Annual Meeting of Stockholders?

To be included in our Proxy Statement for the 2015 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as provided below, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than December 12, 2014, or one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first commenced mailing our proxy materials and Notices to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2015 Annual Meeting of Stockholders that will not be included in our Proxy Statement for the 2015 Annual Meeting of Stockholders?

To be raised at the 2015 annual meeting of stockholders, stockholder proposals must comply with our amended and restated bylaws (the “Bylaws”). Under our Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at the 2015 annual meeting of stockholders. Except as provided below, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. Since the 2014 Annual Meeting will be held on May 22, 2014, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no earlier than March 8, 2015 and no later than April 7, 2015, in order to be raised at our 2015 annual meeting of stockholders. If a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance—Corporate Governance and Nominating Committee.”

What if the date of the 2015 Annual Meeting of Stockholders changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Exchange Act, if the date of the 2015 annual meeting of stockholders changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made. Under our Bylaws, for stockholder proposals that will not be included in our Proxy Statement, notice of such proposal must be received no later than the close of business on the later of (i) the 90th day prior to the 2015 annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the meeting is first made.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to our Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at http://www.synacor.com in the Investor Relations section.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s amended and restated certificate of incorporation (the “Charter”) and Bylaws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. Synacor currently has authorized six directors. The class of directors standing for election at the Annual Meeting currently consists of two directors. Two directors will be elected at the Annual Meeting to serve until the 2017 annual meeting of stockholders of Synacor or until their successors are duly elected and qualified. The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of April 1, 2014, their positions and offices held with Synacor and certain biographical information are set forth below.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The two Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Synacor. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two individuals. For further information about how votes will be counted, please refer above to the section entitled “How many votes are needed to approve each proposal.” There are no family relationships among any of our directors or executive officers.

Information Regarding the Nominees

Name	Age	Positions and Offices Held with the Company
Ronald N. Frankel	57	Director, President and Chief Executive Officer
Gary L. Ginsberg	51	Director

Ronald N. Frankel has been a member of our Board of Directors and our President and Chief Executive Officer since April 2001. Prior to joining us, Mr. Frankel served as Chief Executive Officer of Perks.com, Inc. from 1998 to 2001. From 1994 to 1998, Mr. Frankel served as President of MGM Interactive, the interactive division of Metro-Goldwyn-Mayer Studios Inc. From 1993 to 1994, Mr. Frankel served as Senior Vice President of Marketing and Sales at Kenfil Distribution. From 1988 to 1991, Mr. Frankel served in several executive positions at Softview, Inc., lastly as Senior Vice President of Marketing and Sales. Mr. Frankel attended the University of California at Berkeley and received a J.D. from the University of Southern California. We believe it is appropriate and desirable for our Chief Executive Officer to serve on our Board. Additionally, we believe Mr. Frankel’s extensive leadership experience at the Company provides our Board with useful insights with respect to management and operations.

Gary L. Ginsberg has been a member of our Board of Directors since December 2011. Mr. Ginsberg has been the Executive Vice President of Corporate Marketing and Communications at Time Warner Inc. since February 2010. From 1999 through late 2009, Mr. Ginsberg served as the Executive Vice President in various capacities at News Corporation. Mr. Ginsberg has also been a managing director at the strategic consulting firm Clark & Weinstock, a senior editor and counsel at George, the magazine, a former Assistant Counsel to President Clinton, and an attorney with Simpson Thacher & Bartlett LLP. Mr. Ginsberg holds an A.B. from Brown University and a J.D. from Columbia University School of Law. Mr. Ginsberg is a member of the boards of directors of the John F. Kennedy Library Foundation, the Newseum, New Visions for Public Schools and New York Cares. He is also a member of the Council on Foreign Relations. In the past five years, Mr. Ginsberg has served on the boards of directors of Vringo, Inc. and Audible, Inc. and on the audit committee of Audible, Inc.

We believe Mr. Ginsberg’s significant and high-level experience in the media industry enables him to bring valuable operational and management experience to our Board and provides our Board with a unique insight into potential partnerships with companies in the media industry.

The Board Of Directors Recommends A Vote “FOR” Each Named Nominee.

Information Regarding Other Directors Continuing in Office

Set forth below is information regarding each of the continuing directors of Synacor, including his age as of April 1, 2014, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Class I Directors—Term Ending in 2015

Andrew Kau, age 52, has been a member of our Board of Directors since December 2000. Prior to that period, Mr. Kau served as a director of MyPersonal.com, Inc., one of our predecessor companies, from September 1999 until its acquisition by Chek, Inc. to form Synacor. Mr. Kau has been a managing director at Walden International since 1994. From 1992 to 1994, Mr. Kau was President of Chemical Technologies Ventures. Mr. Kau was a management consultant at Strategic Planning Associates, LLC from 1991 to 1992 and at Booz, Allen and Hamilton Inc. from 1985 to 1987. From 1983 to 1985, Mr. Kau was a research scientist at Systems Planning Corporation. Mr. Kau holds a Sc.B. in Electrical Engineering from Brown University and an M.B.A. from the University of Virginia. We believe Mr. Kau’s experience as a venture capital investor enables him to bring significant technology knowledge to our Board. Additionally, Mr. Kau’s lengthy history on our Board enables him to provide essential leadership to the Board on corporate governance and operational matters.

Jordan Levy, age 58, has been a member of our Board of Directors since October 2001 and has served as Chairman of the Board since October 2007. Mr. Levy has been a general partner at Softbank Capital since June 2005. In October 1999, Mr. Levy co-founded Seed Capital Partners LLC and was a managing partner there until May 2005. From July 2007 to March 2012, Mr. Levy served as Chairman of the Erie Canal Harbor Development Corporation. From 2004 through 2009, Mr. Levy served on the board of directors of Lorex Technology Inc., a publicly-held company. In April 2013, Mr. Levy joined the Federal Reserve Bank of New York’s Upstate New York Regional Advisory Board. Mr. Levy holds a B.A. in Political Science from the State University of New York at Buffalo. We believe Mr. Levy’s service on the boards of directors of other public companies and his lengthy history on our Board give him a strong understanding of his role as a member of our Board and enables him to provide essential strategic and corporate governance leadership to the Board. Additionally, Mr. Levy’s experience as a venture capital investor, including at the seed stage, enables him to bring significant technology experience to our Board.

Class II Directors—Term Ending in 2016

Marwan Fawaz, age 51, has been a member of our Board of Directors since December 2011. Since June 2011, Mr. Fawaz has served as Principal at Fawaz Consulting Services. In addition, from June 2012 to May 2013, Mr. Fawaz served as an Executive Vice President at Motorola Mobility LLC with responsibility for the Motorola Home Division. From August 2006 through March 2011, Mr. Fawaz was an Executive Vice President and Chief Technology Officer at Charter, and served as an executive officer of Charter during the pendency of its Chapter 11 cases in 2009. From March 2003 until July 2006, Mr. Fawaz served as Senior Vice President and Chief Technical Officer for Adelphia Communications Corporation, or Adelphia. Adelphia filed a petition under Chapter 11 of the Bankruptcy Code in June 2002. From April 2002 to March 2003, he served as Investment Specialist/Technology Analyst for Vulcan, Inc. Mr. Fawaz served as Regional Vice President of Operations for the Northwest Region for Charter from July 2001 to March 2002. From July 2000 to December 2000, he served as Chief Technology Officer for Infinity Broadband. He served as Vice President—Engineering and Operations at MediaOne, Inc. from January 1996 to June 2000. Mr. Fawaz received a B.S. degree in electrical engineering and a M.S. in telecom engineering from California State University—Long Beach. We believe Mr. Fawaz’s significant experience as an executive at Charter, one of our customers, enables him to bring a valuable customer perspective to our Board and provides our Board with insight into how prospective and existing customers value our product offering.

Michael J. Montgomery, age 59, has been a member of our Board of Directors since December 2011. Mr. Montgomery served as president of Montgomery & Co., a media and technology investment bank, through June of 2013, where he also led the media practice. Prior to joining the predecessor company to Montgomery & Co. in 1999, Mr. Montgomery was the chief executive officer at Sega GameWorks, a joint venture between Sega, Universal Studios and DreamWorks Studios. Before that, Mr. Montgomery was a senior executive at DreamWorks Studios from 1995 until 1999. Before joining DreamWorks Studios, Mr. Montgomery spent approximately eight years with The Walt Disney Company and its affiliates, where he held a number of senior positions including managing director and chief financial officer of EuroDisney and treasurer of Walt Disney Company. He has previously served on the boards of directors of Corus Pharma and Pathogenesis, a public pharmaceutical company that was acquired by Chiron Corporation in 2000. Mr. Montgomery received his M.B.A. from the Amos Tuck School at Dartmouth College, where he also received a B.A. degree as Rufus Choate Scholar with magna cum laude honors. Mr. Montgomery is currently a board member of and Chair of the Audit Committee for Dreamworks Animation. We believe that Mr. Montgomery’s experience overseeing a media and technology investment banking business gives him a unique and valuable insight regarding the Internet and other emerging media businesses. Additionally, we believe Mr. Montgomery’s prior operational experience is valuable to our Board and his experience serving as the Chair of Dreamworks Animation’s Audit Committee is, likewise, valuable to our Audit Committee.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of six members. Messrs. Fawaz, Ginsberg, Kau, Levy and Montgomery qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The directors hold office until their successors have been duly elected and qualified or their earlier death, resignation, retirement, disqualification or other removal.

Board Leadership Structure

We currently have separate individuals serving as Chairman of our Board of Directors and as our principal executive officer. Mr. Levy has served as Chairman of our Board of Directors since October 2007 and Mr. Frankel has served as our President and Chief Executive Officer since April 2001. Under our Corporate Governance Guidelines the positions of Chairman and Chief Executive Officer should be separate, and the Chairman should be selected from the non-employee directors. Separating the positions of Chief Executive Officer and Chairman of the Board of Directors allows our President and Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board of Directors to lead the Board in its fundamental role of providing independent advice to and oversight of management. The Board believes that having an independent director serve as Chairman of the Board of Directors is the appropriate leadership structure for the Company at this time and demonstrates our commitment to good corporate governance. Because we have separate individuals serving as Chairman of our Board of Directors and as our principal executive officer, we do not have a lead independent director; the responsibilities of a lead independent director are discharged by the Chairman of our Board of Directors.

Risk Oversight Management

Risk is inherent with every business and we face a number of risks, including strategic, financial, operational, legal/compliance and reputational risks. Our management is responsible for the day-to-day management of the risks that we face. Our Board of Directors as a whole has responsibility for the oversight of enterprise risk management. Our Audit Committee is responsible for overseeing the process by which management assesses and manages our exposure to risk, as well as our major financial risk exposures and the steps management takes to monitor and control such exposures, based on consultation with our management and independent auditors. The Compensation Committee reviews processes related to, and steps taken to mitigate material risks related to our compensation programs. The Board’s, Audit Committee’s and Compensation Committee’s oversight roles are supported by management reporting processes that are designed to provide the Board, the Compensation Committee and the Audit Committee visibility into the identification, assessment and management of critical risks.

Information Regarding the Board of Directors and its Committees

Our independent directors periodically meet in executive sessions at which only independent directors are present. The Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The following table provides membership information for each of the Board committees as of April 1, 2014:

Name	Audit	Compensation	Corporate Governance and Nominating
Marwan Fawaz	X
Ronald N. Frankel
Gary L. Ginsberg		X*
Andrew Kau		X	X
Jordan Levy	X	X	X*
Michael J. Montgomery	X*		X

Notes:

*	Denotes committee chair as of April 1, 2014.

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each of the Audit, Compensation and Corporate Governance and Nominating Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Synacor. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at http://www.synacor.com in the Investor Relations section.

Audit Committee

The Audit Committee of our Board of Directors, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and procedures and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee has oversight for our code of business conduct and is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters, federal securities laws (including any rules or regulations thereunder), the disclosures we are required to make to our stockholders as a public company and any other securities matters related to our code of business conduct, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing or securities laws matters. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee also is responsible for reviewing and approving all related party transactions in accordance with our related party transactions approval policy.

The current members of the Audit Committee are Messrs. Fawaz, Levy and Montgomery, each of whom is independent for Audit Committee purposes under the rules and regulations of the SEC and the listing standards of Nasdaq. Mr. Montgomery currently chairs the Audit Committee. The Audit Committee met five times during the fiscal year ended December 31, 2013.

The Board of Directors has determined that Mr. Montgomery is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Mr. Montgomery any duties, obligations or liability that are greater than are generally imposed on him as member of the Audit Committee and the Board of Directors.

Compensation Committee

The purpose of the Compensation Committee of our Board of Directors is to assist our Board of Directors with certain responsibilities relating to executive compensation policies and programs. Among other things, specific responsibilities of our Compensation Committee include evaluating the performance, and determining the compensation, of our Chief Executive Officer. In consultation with our Chief Executive Officer, it also determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of such awards under our equity compensation plans, subject to the terms and conditions of any equity award policy adopted by our Board of Directors. Our Compensation Committee also oversees the review process related to and steps taken to mitigate material risk associated with our compensation practices, oversees the process and reviews the results of any compensation-related matter presented for a stockholder vote, and reviews and approves various other compensation policies and matters.

The current members of our Compensation Committee are Messrs. Ginsberg, Kau and Levy. Mr. Ginsberg currently chairs the Compensation Committee. Each of Messrs. Ginsberg, Kau and Levy is an “independent director” under the applicable rules and regulations of Nasdaq, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met ten times during the fiscal year ended December 31, 2013.

Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee has retained Frederic W. Cook & Co. as its independent compensation consultant. The consultant provides the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs. The consultant is engaged solely by the Compensation Committee and does not provide any services directly to the Company or its management.

The Compensation Committee has assessed the compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the company.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, Messrs. Ginsberg, Kau and Levy each served on the Compensation Committee of our Board of Directors. None of these individuals is currently or has been at any time one of our officers or employees. None of our executive officers has ever served as a member of the board of directors or compensation committee (or committee serving a similar function) of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of our Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board of Directors, and evaluates the performance of our Board of Directors and individual directors. Our

Corporate Governance and Nominating Committee also is responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our Board of Directors concerning corporate governance matters.

The current members of our Corporate Governance and Nominating Committee are Messrs. Kau, Levy and Montgomery, each of whom is independent under the listing standards of Nasdaq. Mr. Levy currently chairs the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met two times during the fiscal year ended December 31, 2013.

The Corporate Governance and Nominating Committee believes that members of the Board of Directors should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Corporate Governance and Nominating Committee also considers such other guidelines and various and relevant career experience, relevant skills, such as an understanding of the telecommunications and high-speed Internet provider industries, financial expertise, diversity and local and community ties. While we do not maintain a formal policy requiring the consideration of diversity in identifying nominees for director, diversity is, as noted above, one of the factors our Corporate Governance and Nominating Committee considers in conducting its assessment of director nominees. We view diversity expansively to include those attributes that we believe will contribute to a Board of Directors that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide the Company and its strategic direction. Candidates for director nominees are reviewed in the context of the current make-up of the Board of Directors. The Corporate Governance and Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee also reviews such directors’ overall performance during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors’ independence.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Corporate Governance and Nominating Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Corporate Governance and Nominating Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and should include:

•

To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	The director candidate’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, serve on the Board of Directors; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Meetings of the Board of Directors

The Board of Directors met nine times during the fiscal year ended December 31, 2013. During the fiscal year ended December 31, 2013, each director then in office attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

Code of Business Conduct

The Board of Directors has adopted a code of business conduct. The code of business conduct applies to all of our employees, officers and directors. The full text of our code of business conduct is posted on our website at http://www.synacor.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of these provisions, at the same location on our website identified above and also in public filings.

Stockholder Communications with the Board of Directors

Stockholders may communicate with our Board of Directors, either generally or with a particular director, by writing to the following address:

The Board of Directors

c/o Corporate Secretary

Synacor, Inc.

40 La Riviere Drive, Suite 300

Buffalo, NY 14202

Each such communication should set forth (i) the name and address of such stockholder, as they appear on the Company’s books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of the Company’s stock that are owned of record by such record holder and beneficially by such beneficial owner.

The person receiving such stockholder communication shall, in consultation with appropriate members of the Board of Directors as necessary, generally screen out communications from stockholders to identify communications that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders, or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board of Directors and the Company.

Attendance at Annual Meeting of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders. Directors are encouraged, but not required, to attend the annual meeting of stockholders. Messrs. Levy and Frankel attended our 2013 Annual Meeting of Stockholders in person.

Compensation of Directors

Since our initial public offering in February 2012, the compensation of our non-employee directors has consisted of an annual cash retainer (paid quarterly) and stock option grants (in addition to reimbursement for reasonable out-of-pocket expenses incurred in attending Board and committee meetings).

The annual cash retainer amounts payable to our non-employee directors remain unchanged since our initial public offering. All non-employee directors are paid an annual cash retainer of $35,000 for service on the Board. Additional annual cash retainer amounts are paid as follows:

•	Non-employee chairman of the Board: $35,000;

•	Audit committee member: $7,500;

•	Audit committee chair: $15,000;

•	Compensation committee member: $6,500;

•	Compensation committee chair: $12,500;

•	Nominating and corporate governance committee member: $3,500; and

•	Nominating and corporate governance committee chair: $7,500.

In March 2013 our Board of Directors approved a change in the equity compensation portion of our non-employee director compensation program. Under the equity compensation portion of our non-employee director compensation program, the equity grants to newly-elected non-employee directors remain unchanged. Newly-elected non-employee directors receive an initial stock option grant of up to 50,000 shares, to be granted at the first Board meeting occurring on or following such director’s initial election to our Board of Directors. Prior to March 2013, our non-employee directors also received an annual stock option grant of 5,000 shares. Under our new non-employee director compensation program, instead of a 5,000 option annual grant, each non-employee director who is reelected to the Board receives a stock option grant of up to 30,000 shares, to be granted at the first Board meeting occurring on or following such director’s reelection to our Board of Directors, and an annual stock option grant of up to 15,000 shares granted at the time of our annual stockholders’ meeting in each of the following two years if he or she continues to serve on our Board of Directors. All such options vest over four years of service, with 25% vesting after completion of one year of service and the remainder vesting monthly over an additional three years of service. In addition, in the event of our change of control or the director’s death, disability or retirement at or after age 65, any unvested option shares will fully vest.

The following table sets forth the total compensation earned by each person who served as a director during the fiscal year ended December 31, 2013, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)(3)		Total ($)
Jordan Levy	91,500	30,986	(4)	122,486
Marwan Fawaz	42,500	61,972	(5)	104,472
Gary L. Ginsberg(6)	46,000	30,986	(4)	76,986
Andrew Kau(7)	46,500	30,986	(4)	77,486
Michael J. Montgomery	53,500	61,972	(5)	115,472

Notes:

(1)	The fees earned or paid in cash to our directors in fiscal 2013 are based on the compensation policy set forth above.
(2)	The amounts in this column represent the aggregate grant date fair value of option awards granted to the director in the applicable fiscal year computed in accordance with FASB ASC Topic 718. See Note 10 of the Notes to the Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2014 for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.
(3)	As of December 31, 2013, the above-listed directors held outstanding options to purchase the following number of shares of our common stock: Jordan Levy (117,500), Marwan Fawaz (85,000), Gary L. Ginsberg (70,000), Andrew Kau (70,000), Michael J. Montgomery (85,000).
(4)	Reflects an option to purchase 15,000 shares of our common stock granted to the director on May 16, 2013, at an exercise price of $3.68 per share. The option vests over four years of service beginning on the date of grant, with 25% vesting upon completion of 12 months of service and the remainder vesting in 36 equal monthly installments thereafter. The option will vest in full upon a change of control, death, total and permanent disability or retirement at or after age 65.
(5)	Reflects an option to purchase 30,000 shares of our common stock granted to the director on May 16, 2013, at an exercise price of $3.68 per share. The option vests over four years of service beginning on the date of grant, with 25% vesting upon completion of 12 months of service and the remainder vesting in 36 equal monthly installments thereafter. The option will vest in full upon a change of control, death, total and permanent disability or retirement at or after age 65.
(6)	Mr. Ginsberg was elected chair of the Compensation Committee of the Board of Directors effective February 13, 2013.
(7)	Mr. Kau resigned as chair of the Compensation Committee of the Board of Directors effective February 13, 2013.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since Synacor’s fiscal year 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. For further information about how votes will be counted, please refer above to the section entitled “How many votes are needed to approve each proposal.”

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees we paid to Deloitte & Touche LLP, our independent registered public accounting firm, for professional services provided during our fiscal years ended December 31, 2013 and December 31, 2012:

	Fiscal 2013	Fiscal 2012
	(In thousands)
Audit fees (1)	$400	$375
Audit-related fees (2)	8	4
Tax fees	—	—
All other fees	77	—

Total fees	$485	$379

Notes:

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements that are normally provided by Deloitte &Touche LLP in connection with regulatory filings or engagements.
(2)	Audit-related fees relate to assurance and related services that are reasonably related to the audit or review of our financial statements.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Deloitte & Touche LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Deloitte & Touche LLP or on an individual case-by-case basis before Deloitte & Touche LLP is engaged to provide a service. All audit, audit-related and tax services were pre-approved by the Audit Committee. The Audit Committee has determined that, subject to reasonable limits, the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

The Board Of Directors Recommends A Vote “FOR” The Ratification Of The Appointment of

Deloitte & Touche LLP As Synacor’s Independent Registered Public Accounting Firm For

Its Fiscal Year Ending December 31, 2014.

Audit Committee Report

The Audit Committee of the Board of Directors currently consists of the three non-employee directors named below. The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Mr. Montgomery is an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee’s function is more fully described in the Audit Committee Charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (“10-K”).

The Audit Committee has also reviewed and discussed with Deloitte & Touche LLP the audited financial statements in the 10-K and the audit results. In addition, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by PCAOB AU Section 380, Communication with Audit Committees, Rule 2-07, Communication with Audit Committees, of Regulation S-X, and other PCAOB Rules and Standards. In addition, we received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed Deloitte & Touche LLP’s independence with them. Upon completing these activities, the Audit Committee concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s 10-K and filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Marwan Fawaz

Jordan Levy

Michael J. Montgomery

EXECUTIVE OFFICERS

The names of the executive officers of Synacor who are not also directors of Synacor and certain information about each of them as of April 1, 2014 are set forth below:

William J. Stuart, age 62, has served as our Chief Financial Officer since August 2011. From 2006 to 2011, Mr. Stuart served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary for Avici Systems, Inc. (now Soapstone Networks, Inc.), or Soapstone, a publicly-held company. He also served as Soapstone’s President and on Soapstone’s board of directors from 2009 to 2011. From 2001 to 2006, Mr. Stuart was a partner at Still River Fund, a Boston-based venture capital firm. He has previously served as chief financial officer of the publicly-held Telco Systems (acquired by World Access, Inc.) as well as three privately-held technology companies. Mr. Stuart has a B.A. from Boston College and an M.B.A. from Northeastern University.

Scott A. Bailey, age 46, has served as our Chief Operating Officer since October 2010. From 2007 to 2010, Mr. Bailey served as Senior Vice President and General Manager at Comcast.net, a division of Comcast Corporation, or Comcast. Prior to Comcast, from 2001 to 2007, Mr. Bailey served as Vice President and General Manager at Turner Sports Interactive, a division of Turner Broadcasting, where he managed a portfolio of web properties including NASCAR.com, PGATOUR.com and PGA.com. Mr. Bailey has a B.A. from Bowling Green State University.

George G. Chamoun, age 39, has served as our Executive Vice President of Sales and Marketing since June 2009. From our acquisition of MyPersonal in December 2000 to June 2009, Mr. Chamoun served as our Senior Vice President of Client Services. Mr. Chamoun was co-founder of Chek and served as its President from January 1998 until such acquisition. Mr. Chamoun holds a B.A. in Political Science from the State University of New York at Buffalo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of April 1, 2014 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 1, 2014 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table and subject to applicable community property laws, to our knowledge the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 27,468,539 shares of common stock outstanding on April 1, 2014 plus shares of common stock otherwise deemed outstanding under applicable SEC rules. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Synacor, Inc., 40 La Riviere Drive, Suite 300, Buffalo, New York 14202.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers
Ronald N. Frankel (1)	1,780,443	6.3%
Marwan Fawaz (2)	85,000	0.3%
Gary L. Ginsberg (3)	70,000	0.3%
Andrew Kau (4)	3,945,138	14.3%
Jordan Levy (5)	296,713	1.1%
Michael J. Montgomery (6)	145,000	0.5%
William J. Stuart (7)	329,880	1.2%
George Chamoun (8)	640,505	2.3%
All current directors and executive officers as a group (9 persons) (9)	7,757,679	26.1%
Other 5% Stockholders
Entities associated with Walden International (10)	3,884,965	14.1%
Entities associated with Advantage Capital (11)	2,180,971	7.9%

Notes:

(1)	Represents 1,027,718 shares held or beneficially owned by Mr. Frankel and 752,725 shares issuable upon exercise of stock options issued to Mr. Frankel and exercisable within 60 days of April 1, 2014, 274,480 of which shares remained subject to vesting as of April 1, 2014.
(2)	Represents 85,000 shares issuable upon exercise of stock options issued to Mr. Fawaz and exercisable within 60 days of April 1, 2014, 53,543 of which shares remained subject to vesting as of April 1, 2014.

(3)	Represents 70,000 shares issuable upon exercise of stock options issued to Mr. Ginsberg and exercisable within 60 days of April 1, 2014, 38,543 of which shares remained subject to vesting as of April 1, 2014.
(4)	Includes 70,000 shares issuable upon exercise of stock options issued to Mr. Kau and exercisable within 60 days of April 1, 2014, 17,709 of which shares remained subject to vesting as of April 1, 2014. See footnote (10) regarding Mr. Kau’s relationship with Walden International. The address for Mr. Kau is c/o Walden International, One California Street, Suite 2800, San Francisco, California 94111.
(5)	Represents 179,213 shares held or beneficially owned by Mr. Levy and 117,500 shares issuable upon exercise of stock options issued to Mr. Levy and exercisable within 60 days of April 1, 2014, 23,659 of which shares remained subject to vesting as of April 1, 2014.
(6)	Represents 60,000 shares held or beneficially owned by Mr. Montgomery and 85,000 shares issuable upon exercise of stock options issued to Mr. Montgomery and exercisable within 60 days of April 1, 2014, 54,584 of which shares remained subject to vesting as of April 1, 2014.
(7)	Represents 15,000 shares held or beneficially owned by Mr. Stuart and 314,880 shares issuable upon exercise of stock options issued to Mr. Stuart and exercisable within 60 days of April 1, 2014, 134,673 of which shares remained subject to vesting as of April 1, 2014. The shares set forth in the table do not include 30,120 shares issuable upon exercise of stock options granted to Mr. Stuart on August 16, 2011, which become exercisable after December 31, 2014.
(8)	Represents 302,501 shares held or beneficially owned by Mr. Chamoun and 338,004 shares issuable upon exercise of stock options issued to Mr. Chamoun and exercisable within 60 days of April 1, 2014, 130,417 of which shares remained subject to vesting as of April 1, 2014.
(9)	Includes 2,283,109 shares issuable upon exercise of stock options exercisable within 60 days of April 1, 2014, 872,193 of which shares remained subject to vesting as of April 1, 2014.
(10)	Represents 70,846 shares held by Pacven Walden Ventures IV Associates Fund, L.P. (“Pacven IV Associates Fund”), 3,804,292 shares held by Pacven Walden Ventures IV, L.P. (“Pacven IV”) and 9,827 shares held by Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992, of which Lip-Bu Tan is a trustee. The general partner of Pacven IV Associates Fund and Pacven IV is Pacven Walden Management II, L.P. (“Pacven Management II”). The general partner of Pacven Management II is Pacven Walden Management Co., Ltd. (“Pacven Walden Management”). Lip-Bu Tan is the sole director of Pacven Walden Management and he shares voting and investment power with respect to the shares held by Pacven IV and Pacven IV Associates Fund with the other members of the investment committee of Pacven Walden Management. Each of Lip-Bu Tan, Andrew Kau (who is also a member of our Board of Directors), Hock Voon Loo and Brian Chiang is a member of the investment committee of Pacven Walden Management. The address for entities associated with Walden International is One California Street, Suite 2800, San Francisco, CA 94111. These amounts are based on the Schedule 13G/A filed on February 14, 2014 by Pacven IV.
(11)	Represents 1,759,841 shares held by Advantage Capital New York Partners I, L.P. (“Advantage I”) and 421,130 shares held by Advantage Capital New York Partners II, L.P. (“Advantage II”). The sole general partner of Advantage I is Advantage Capital New York GP-I, LLC (“Advantage GP I”), and the sole general partner of Advantage II is Advantage Capital New York GP-II, LLC (“Advantage GP II”). Advantage GP I and Advantage GP II, in their respective capacities as general partner of Advantage I and Advantage II, exercise investment discretion and control of the shares beneficially owned by Advantage I and Advantage II. Steven T. Stull holds all of the voting interests of Advantage GP I and, therefore, may be deemed to have voting and investment power with respect to the shares held of record by Advantage I. Steven T. Stull and Maurice E. Doyle hold all of the ownership interests, including voting interests, of Advantage GP II and, therefore, may be deemed to have voting and investment power with respect to the shares held of record by Advantage II. The address for entities associated with Advantage Capital Partners is 909 Poydras Street, Suite 2230, New Orleans, LA 70112. These amounts are based on the Schedule 13G/A filed February 8, 2013 by Steven T. Stull.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock.

The Company believes that all requirements under Section 16(a) of the Securities and Exchange Act of 1934 applicable to directors and executive officers of the Company were complied with by such persons during the last fiscal year. In making this disclosure, the Company has relied on written representations by or on behalf of its directors and executive officers and copies of reports filed.

SUMMARY OF NAMED EXECUTIVE OFFICER COMPENSATION

Synacor is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the reduced disclosure requirements applicable to emerging growth companies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Summary of Named Executive Officer Compensation set forth below with our management. Based on its review and discussions, the committee recommended to the Board of Directors that the Summary of Named Executive Officer Compensation be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Gary L. Ginsberg

Andrew Kau

Jordan Levy

Summary Compensation Table

The following table provides information concerning the compensation paid to our “principal executive officer” and our next two most highly compensated executive officers during our 2013 and 2012 fiscal years. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Ronald N. Frankel	2013	350,000	—		258,215	(6)	—	25,739	(3)	633,953
President & Chief	2012	350,000	65,000	(4)	717,500		245,000	22,379	(3)	1,399,879
Executive Officer

William J. Stuart	2013	310,000	—		92,958	(6)	—	—		402,958
Chief Financial Officer	2012	294,000	40,000	(5)	210,000		155,000	—		699,000

George G. Chamoun	2013	300,000	—		92,958	(6)	—	—		392,958
Executive Vice President of Sales and Marketing	2012	300,000	—		410,000		210,000	—		920,000

Notes:

(1)	The amounts in this column represent the aggregate grant date fair value of option awards granted to the officer in the applicable fiscal year computed in accordance with FASB ASC Topic 718.
(2)	Represents amounts paid pursuant to our Management Cash Incentive Plan in the fiscal year following the year in which the payment is reported and services were provided.
(3)	Represents medical benefits paid to or on behalf of Mr. Frankel.
(4)	Represents a one-time bonus to Mr. Frankel to reward him for completing our initial public offering.
(5)	Represents a one-time bonus to Mr. Stuart in connection with his relocation.
(6)	See Note 10 of the Notes to the Financial Statements included in our Annual Report on Form 10-K filed on March 26, 2014 for a discussion of the assumptions made by us in determining the grant date fair value of our equity awards.

Narrative Disclosure to Summary Compensation Table

Our executive compensation program consists of four components:

•	Base salary,

•	Annual cash incentive bonuses,

•	Equity compensation in the form of stock options, and

•	Certain employment termination- and change of control-related benefits.

Base Salaries. Our Board of Directors has established base salaries for our chief executive officer and other named executive officers based upon historical company compensation practices, the officer’s position, the scope of the officer’s responsibilities within the position, and general survey information about the market compensation for that position as described above. Base salaries are reviewed annually and adjusted as and when the Board determines appropriate. Salary adjustments have been, and we expect will continue to be, determined by the Board or the compensation committee in its discretion, based on competitive conditions, individual performance, our overall financial and business performance, changes in job duties and responsibilities, and our overall budget for base salary increases. In March 2013, our compensation committee determined that the base salaries of our named executive officers would remain unchanged for 2013, because the compensation committee believed that their base salaries are at a competitive level.

Annual Incentive Compensation. Our annual cash incentive bonus program for executive officers is designed to drive toward achievement of our annual objectives and reward individual performance in connection with achievement of those shorter-term objectives. Each year, the compensation committee of our Board establishes certain financial and corporate performance objectives which it later evaluates in light of full-year performance in determining the amount of bonus payments for our executive officers. Each named executive officer has a target bonus opportunity expressed as a percentage of his base salary as in effect at the end of the fiscal year. For fiscal year 2013, the bonus targets for our named executive officers were as follows: Messrs. Frankel and Chamoun, 70%, and Mr. Stuart, 50%. The bonus program provides an opportunity for greater-than-target payout upon overachievement, as determined by the compensation committee in its discretion, up to a maximum of two times the officer’s target bonus amount.

Under our bonus program, 75% of the target bonus for Messrs. Frankel, Chamoun and Stuart ties to revenue and adjusted EBITDA goals (with each having equal weight), and 25% ties to certain non-financial corporate objectives. The Board has not established a specific weighting with respect to these non-financial corporate objectives; rather, it reviews achievement of all such objectives and exercises its judgment to assign an aggregate achievement percentage with respect to this portion of our annual cash incentive bonus.

In fiscal year 2013, we did not achieve the target goals under the annual bonus program. As a result, our named executive officers received no annual incentive compensation with respect to fiscal 2013.

Long-Term Incentive Compensation. Our long-term equity incentive compensation is typically awarded in the form of options to acquire shares of our common stock, because we believe that stock options are the best retention device, offer our employees the opportunity to earn a more significant portion of equity than would other equity award instruments and, therefore, provide the greatest incentive for our management to drive toward increasing the value of our business. From time to time our compensation committee also considers other forms of equity awards, such as restricted stock or restricted stock units, and may choose to grant such form of equity awards in the future instead of or in addition to stock options. Our equity incentive plans were established to provide our employees, including our executive officers, with incentives to support our long-term success and growth.

An executive officer typically receives a significant stock option grant in the year he or she commences employment. Thereafter, option grants may be made at varying times and in varying amounts at the discretion of our compensation committee or our Board of Directors. We do not have any program or obligation that requires us to grant equity compensation to any executive officer on specified dates, nor do we have any policy or practice with regard to granting options or equity awards in relation to the release of corporate information. Stock options are typically granted on the first compensation committee meeting following a new employee’s date of hire. For options granted to newly-hired employees, the vesting commencement date applicable to their options is typically the first day of the month following the month in which they commence employment, whereas for options granted to current employees, the vesting commencement date is typically the first day of the month following the month in which the grant is made.

On May 16, 2013, we granted options to purchase 125,000 shares of our common stock to Mr. Frankel and options to purchase 45,000 shares of our common stock to each of Messrs. Stuart and Chamoun. The options are immediately exercisable when they are granted, but shares under the options are subject to repurchase by us until they are vested. The option shares vest over 4 years of service from June 1, 2013 (the first day of the month following the month in which the grant was made), with 25% vesting upon completion of 12 months of service from the above date, and the remainder vesting in 36 equal monthly installments thereafter. The exercise price of the options is equal to $3.68 per share, the closing price of a share of our common stock on the date the options were granted. Under our stock incentive plans, options granted to our named executive officers may be modified or repriced, but any modification that adversely affects the optionholder may only be made with the consent of the optionholder.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning each unexercised option held by our named executive officers as of December 31, 2013.

Except as indicated in the footnotes below, options granted to our named executive officers are generally immediately exercisable with respect to all of the option shares (whether vested or unvested), subject to our repurchase right in the event that the executive’s service terminates before vesting in such shares. For information regarding the vesting acceleration provisions applicable to the options held by our named executive officers, please see the section titled “Potential Payments upon Termination or Change of Control” below.

	Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Vested		Number of Securities Underlying Unexercised Options (#) Unvested		Option Exercise Price ($)	Option Expiration Date
Ronald N. Frankel	4/3/07	4/3/07	172,725	(1)	—		0.926666	4/2/17
Ronald N. Frankel	9/14/07	2/1/08	105,000	(1)	—		2.52	9/13/17
Ronald N. Frankel	8/16/11	9/1/11	98,437	(1)(2)	76,563	(1)	3.32	8/15/21
Ronald N. Frankel	4/16/12	4/1/12	72,916	(1)	102,084	(1)	7.10	4/15/22
Ronald N. Frankel	5/16/13	6/1/13	—		125,000	(1)	3.68	5/15/23
William J. Stuart	8/16/11	9/1/11	84,712	(1)(3)	65,888	(1)	3.32	8/15/21
William J. Stuart	8/16/11	9/1/11	55,912	(1)(3)	43,488	(1)	3.32	8/15/21
William J. Stuart	9/27/12	10/1/12	14,583	(1)	35,417	(1)	7.61	9/26/22
William J. Stuart	5/16/13	6/1/13	—		45,000	(1)	3.68	5/15/23
George G. Chamoun	11/18/04	10/1/04	58,004	(1)	—		0.20	11/17/14
George G. Chamoun	9/14/07	2/1/08	75,000	(1)	—		2.52	9/13/17
George G. Chamoun	8/16/11	9/1/11	56,250	(1)(4)	43,750	(1)	3.32	8/15/21
George G. Chamoun	4/16/12	4/1/12	41,666	(1)	58,334	(1)	7.10	4/15/22
George G. Chamoun	5/16/13	6/1/13	—		45,000	(1)	3.68	5/15/23

Notes:

(1)	The option is immediately exercisable for all shares. The shares underlying the option vest over 4 years of service after the Vesting Commencement Date, with 25% upon completion of 12 months of service and in 36 equal monthly installments thereafter.
(2)	84,640 of the option shares in the original grant are immediately exercisable, with an additional 30,120 of the option shares becoming exercisable at any time after each of December 31, 2011, 2012, and 2013.
(3)	30,120 of the option shares are immediately exercisable, with an additional 30,120 of the option shares becoming exercisable at any time after each of December 31, 2011, 2012, 2013 and 2014.
(4)	30,120 of the option shares are immediately exercisable, with an additional 30,120 of the option shares becoming exercisable at any time after each of December 31, 2011 and 2012, with the remaining 9,640 option shares becoming exercisable after December 31, 2013.

Employment Agreements and Potential Payments upon Termination or Change of Control

We have entered into letter agreements with each of our named executive officers that provide severance benefits in certain circumstances, including in connection with a change of control. Our Board of Directors believes that it is appropriate to provide such benefits to our named executive officers in order to keep them focused on achieving corporate objectives in the context of at-will employment and the possibility of significant corporate events that could disrupt our employment relationships with our executive officers.

A summary of the material terms of the employment agreements and offer letters with our named executive officers, as well as other arrangements providing benefits in connection with such officers’ termination of employment or in connection with our change of control, is below. For purposes of the agreements described below, involuntary termination means the following: our termination of the executive’s service without cause (as defined in the applicable agreement) or his voluntary resignation during a specific period of time following a material reduction in his job responsibilities; relocation of more than 50 miles; or a reduction in his then-current base salary by at least 10%, other than pursuant to a generally applicable salary reduction.

Potential Payments upon Termination or Change of Control

Ronald N. Frankel

We entered into a letter agreement with Mr. Frankel in July 2007 (which remains subject to our policy applicable to severance benefits), which clarified the severance benefit and vesting acceleration that were initially offered to Mr. Frankel when he commenced employment with us in 2001. In addition, we entered into a change of control severance agreement with Mr. Frankel that became effective as of the effective date of our initial public offering (described below under “Post-Offering Change of Control Severance Benefits”). Pursuant to our letter agreement with Mr. Frankel, if we terminate Mr. Frankel’s employment without cause, he will receive a lump-sum severance payment equal to 12 months of his then-current base salary. Cause under Mr. Frankel’s letter agreement is defined as Mr. Frankel’s intentional failure to perform his assigned duties; commission of a felony or any fraudulent or similar act or misconduct; unauthorized use or disclosure of our proprietary information or trade secrets or any other party’s proprietary information or trade secrets; or willful breach of any of Mr. Frankel’s obligations to us.

Options granted to Mr. Frankel have the following vesting acceleration: If Mr. Frankel is terminated without cause at any time, he will receive an additional 12 months of vesting. In addition, in the event of a change of control, 100% of his unvested options will vest if the acquirer or successor entity does not assume such options in full; if his compensation is reduced below the rate as of immediately prior to the change of control; if his place of employment is relocated more than 35 miles from its location immediately prior to the change of control; or if his duties and responsibilities are reduced as a result of or following such change of control (including as a result of our termination of Mr. Frankel for any reason). Cause under Mr. Frankel’s option agreements is defined substantially as under his letter agreement with us, as described above. Change of control under Mr. Frankel’s option agreements is defined as a sale of our assets or our merger or consolidation with or into another corporation.

In March 2014, we announced that we are beginning a process to identify a successor to Mr. Frankel. During our search for a successor, Mr. Frankel will remain in his current role, and he will resign as President and Chief Executive Officer when his successor is selected by the Board. In connection with this process, we entered into a transition agreement with Mr. Frankel in March 2014, which supersedes and replaces the letter agreement described above and the change of control severance agreement with Mr. Frankel described below under “Post-Offering Change of Control Severance Benefits”. The agreement provides that Mr. Frankel will remain President and Chief Executive Officer of the Company until the Board appoints his successor or asks him to step down (the “Transition Date”). From the date Mr. Frankel resigns as President and Chief Executive Officer through the second anniversary of such date, Mr. Frankel will remain a non-executive employee of the Company to assist with transition matters (unless earlier terminated). During Mr. Frankel’s employment as a non-executive employee, his current annual base salary will remain unchanged. In addition, Mr. Frankel may be eligible to participate in the Company’s annual cash incentive bonus plan for 2014 and 2015 under certain circumstances, which may be on a reduced basis depending on when the Transition Date occurs.

Vesting under Mr. Frankel’s outstanding options to purchase shares of the Company’s common stock will accelerate on the Transition Date, such that the number of option shares that would have vested in the 24 months following the Transition Date (i.e., the term of his employment as a non-executive employee) shall immediately vest. Mr. Frankel’s options will thereafter cease vesting and will remain exercisable until the third anniversary of the Transition Date (or 10 years after the option’s date of grant, if earlier).

If, prior to the first anniversary of the Transition Date, Mr. Frankel resigns from the Company to become an employee of another entity or in the event of his death, Mr. Frankel (or his estate) will be entitled to continued payment of his base salary through the first anniversary of the Transition Date (subject to his entry into a release of claims against the Company). If, after the first anniversary of the Transition Date, Mr. Frankel resigns from the Company to become an employee of another entity or in the event of his death, Mr. Frankel (or his estate) will be entitled to receive his base salary and benefits through his last day of employment. If Mr. Frankel’s employment terminates without Cause at any time, he will be entitled to receive his base salary and benefits through his last day of employment. If Mr. Frankel’s employment terminates for any reason other than his death, for Cause, resignation by Mr. Frankel to become an employee of another entity or resignation by Mr. Frankel for any reason on or after the first anniversary of the Transition Date, he will be entitled to payment of his base salary and benefits through the second anniversary of the Transition Date.

The Agreement also maintains the severance benefits (but not option acceleration) under Mr. Frankel’s existing change of control severance agreement so that they apply if the Company undergoes a change of control prior to or within six months following the Transition Date. If a change of control occurs prior to or within six months following the Transition Date and Mr. Frankel’s employment is terminated by the Company or its successor without Cause (as defined in the Agreement) or by Mr. Frankel for certain materially detrimental changes to the terms of his employment within twelve months following such change of control, then Mr. Frankel will be entitled to (i) continued payment of his annual base salary for twelve months following such termination; (ii) his target annual cash bonus amount for the year of his termination, as modified (as described above), and (iii) if Mr. Frankel elects to continue his group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), continued payment of the monthly premium under his insurance plan for a twelve-month period following the effective date of his termination.

In exchange for the above benefits, Mr. Frankel signed a release of claims he may have against the Company, as of the date of the Agreement.

William J. Stuart

We entered into a letter agreement with Mr. Stuart in August 2011. In addition, we entered into a change of control severance agreement with Mr. Stuart that became effective as of the effective date of our initial public offering (described below under “Post-Offering Change of Control Severance Benefits”). Pursuant to our letter agreement with Mr. Stuart, as amended, if we terminate his employment for any reason other than cause or permanent disability, we will continue to pay Mr. Stuart his base salary and will pay Mr. Stuart an amount equal to the COBRA premium for himself and his eligible dependents for a period of up to 12 months following such termination. Cause under Mr. Stuart’s letter agreement is defined as his unauthorized use or disclosure of our confidential information or trade secrets; material breach of any agreement with us; material failure to comply with our written policies or rules; conviction of or plea of guilty or no contest to a felony; gross negligence or willful misconduct; continuing failure to perform assigned duties; or failure to cooperate in good faith with a governmental or internal investigation of us, our directors, officers or employees, if we have requested his cooperation.

Options granted to Mr. Stuart have the following vesting acceleration: In the event of our change in control, 100% of the unvested options will vest if the acquirer or successor does not assume such options or if Mr. Stuart is subject to an involuntary termination within 12 months after such change in control. Involuntary termination means a termination without cause or a voluntary resignation by Mr. Stuart following a material reduction in his job responsibilities, relocation by more than 50 miles or a reduction in compensation. Cause and change of control under Mr. Stuart’s option agreement are defined substantially as under Mr. Frankel’s option agreements, as described above.

George G. Chamoun

We entered into an employment agreement with Mr. Chamoun in December 2000, which is subject to our policy applicable to severance benefits. In addition, we entered into a change of control severance agreement with Mr. Chamoun that became effective as of the effective date of our initial public offering (described below under “Post-Offering Change of Control Severance Benefits”). Pursuant to our employment agreement with Mr. Chamoun, if he resigns for good reason, or if he is terminated by us for any reason other than for cause (including a termination in contemplation of our change of control), we will continue to pay Mr. Chamoun his base salary for a period of six months following such termination. Good reason means a resignation by Mr. Chamoun due to our material breach of his employment agreement, because he is required to relocate to a location other than one of our principal offices or if (following our change of control) he is not offered a position having duties, rights and responsibilities similar to those before the transaction. Cause under Mr. Chamoun’s employment agreement means his dishonesty, commission of a felony, willful violation of his fiduciary duties or material violation of the terms of his employment agreement. Change of control is defined substantially as under Mr. Frankel’s option agreements, as described above.

The options granted to Mr. Chamoun have the following vesting acceleration. If, in connection with, or within 12 months following, a change of control in which the acquiring or succeeding entity assumes the option or makes a substitution for it, Mr. Chamoun is subject to an involuntary termination, he will receive an additional 12 months of vesting.

Post-Offering Change of Control Severance Benefits

Our Board of Directors approved change of control severance agreements for each of our named executive officers that became effective when our initial public offering was consummated. Under these agreements, if a named executive officer is subject to an involuntary termination in connection with or within 12 months following our change of control, he will receive severance equal to 12 months of his then-current base salary plus his then-annual target bonus amount, payable over a 12-month period. In addition, we will pay the executive an amount equal to the executive’s COBRA premium for up to 12 months, and each executive will be eligible for 12 months’ additional vesting with respect to any of our equity granted to such executive. All such benefits are contingent on the executive signing a general release of all claims against us. If the executive has an existing agreement that provides for severance benefits, such executive will receive benefits under whichever agreement provides the greater benefits (but not both). Change of control under our change of control agreement means our merger or consolidation with or into another corporation; a sale of our assets; a change in the majority of our Board of Directors; or any transaction as a result of which any person acquires beneficial ownership of at least 50% of the total voting power of our then-outstanding voting securities.

Change-of-Control Benefits under our Stock Plans

In addition to the benefits described above, in the event of our change of control, options granted under our 2000 Stock Plan (that is, options granted in or prior to 2006) terminate if not assumed or substituted by the surviving entity. In addition, unless a stock option agreement provides otherwise, options granted under our 2006 Stock Plan and 2012 Equity Incentive Plan (that is, options granted after 2006) that are not continued, assumed or substituted by the surviving entity will be cancelled in exchange for a payment equal to the difference between the fair market value of the shares subject to such options and the exercise price per share applicable to such award. Such payments may be made in installments and paid pursuant to a vesting schedule at least as favorable as that which would otherwise have applied had such options remained outstanding pursuant to their terms.

Retirement Benefits

We have established a 401(k) tax-deferred savings plan, which permits participants, including our named executive officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. We are responsible for administrative costs of the 401(k) plan. We may, in our discretion, make matching contributions to the 401(k) plan. No employer contributions have been made to date.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2013 with respect to shares of common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	5,770,168	$3.85	754,661
Equity compensation plans not approved by security holders	18,000	$1.16	—
Total	5,788,168	$3.84	754,661

TRANSACTIONS WITH RELATED PERSONS

Other than the compensation arrangements with directors and executive officers, there have been no transactions since January 1, 2013 (and there are no currently proposed transactions) in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements

In connection with our initial public offering and thereafter, we entered into an indemnification agreement with each of our directors and executive officers. The agreement provides that we will indemnify him or her against any and all expenses that he or she incurs because of his status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our amended and restated certificate of incorporation and our Bylaws, except in a proceeding initiated by that person without the approval of our Board of Directors. In addition, the agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by him or her in connection with a legal proceeding.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted certain written policies and procedures with respect to related person transactions. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our Audit Committee and only if the terms of the transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party or (ii) approved by the disinterested members of our Board of Directors. Our policies and procedures with respect to related person transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. Our Compensation Committee is also required to approve any transaction that involves compensation to our directors and executive officers.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are Synacor, Inc. stockholders will be “householding” our proxy materials. A single Notice or set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and/or separate proxy statement and annual report, please notify your broker and direct your written request to Synacor, Inc., 40 La Riviere Drive, Suite 300, Buffalo, New York 14202, Attn: Corporate Secretary, or call (716) 853-1362. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ William J. Stuart

William J. Stuart

Chief Financial Officer and Corporate Secretary

April 11, 2014

SYNACOR, INC. 40 LA RIVIERE DRIVE SUITE 300 BUFFALO, NY 14202

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SYNACOR, INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.

Proposal No. 1: Election of the two (2) members of the Board of Directors identified in Proposal No. 1 to serve as Class III directors until the Company’s 2017 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

	☐	☐	☐

Nominees:
01) Ronald N. Frankel 02) Gary L. Ginsberg

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain

Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2014.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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SYNACOR, INC.

Annual Meeting of Stockholders

May 22, 2014 11:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Ronald N. Frankel and William J. Stuart, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SYNACOR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on May 22, 2014, at the Embassy Suites Hotel, 200 Delaware Ave., Buffalo, New York 14202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side